                                                                      Exhibit 11

                     Statement Re Computation of Per Share Earnings

Primary earnings per share were calculated as follows:

                                                   Three Months Ended
                                                        March 31,
                                                   -------------------
                                                     1997       1996
                                                   -------    --------
                                                      In Thousands
                                                    Except per share
                                                         amounts
Net Income:
   Continuing operations                           $ 5,404    $  5,973
   Discontinued operations                           5,389        (118)
----------------------------------------------------------------------
                                                   $10,793    $  5,855
======================================================================
Average shares of common stock outstanding          13,670      11,517
Add:  Net shares assumed to be issued for
  dilutive stock options                               361         271
----------------------------------------------------------------------
Average shares of common stock and common stock
  equivalents outstanding                           14,031      11,788
======================================================================
Earnings per common share:
   Continuing operations                           $  0.39    $   0.51
   Discontinued operations                         $  0.38    $  (0.01)
----------------------------------------------------------------------
                                                   $  0.77    $   0.50
======================================================================


                                       11